As filed with the Securities and Exchange Commission on November 8, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Laredo Oil, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1311	26-2435874
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 Congress Avenue, Suite 400
Austin, Texas 78701
(512) 279-7870
(Address, including zip code, telephone number, including area code, of Registrant’s principal executive offices)

Laredo Oil, Inc.
2011 Equity Incentive Plan
(Full title of the plan)

Bradley E. Sparks
Chief Financial Officer and Treasurer
Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701
(512) 279-7870
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	10,000,000	$0.255	$2,550,000	$292.23
(1)
Represents the maximum number of shares of Common Stock issuable pursuant to awards under the Laredo Oil, Inc. 2011 Equity Incentive Plan.   This Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction of or by the registrant that results in an increase in the number of the registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under the Plan.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.  The above calculation is based on the average of the bid and ask price of the Common Stock reported on the Over the Counter Bulletin Board on November 7, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Laredo Oil, Inc., or the Company, prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register an aggregate of 10,000,000 shares of the Company’s common stock that may be issued pursuant to the Laredo Oil, Inc. 2011 Equity Incentive Plan, or the Plan.  The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K:

(a)	the Company’s Annual Report on Form 10-K/A for the fiscal year ended May 31, 2011 (File No. 333-153168), filed with the Commission on September 27, 2011;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2011 (File No. 333-153168), filed with the Commission on October 17, 2011;

(c)	the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended August 31, 2011 (File No. 333-153168), filed with the Commission on October 28, 2011;

(d)	the Company’s Current Reports on Form 8-K filed with the Commission since May 31, 2011:

(1)	Current Report on Form 8-K (File No. 333-153168), filed with the Commission on June 20, 2011;

(2)	Current Report on Form 8-K (File No. 333-153168), filed with the Commission on September 2, 2011; and

(3)	Current Report on Form 8-K (File No. 333-153168), filed with the Commission on October 5, 2011.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The authorized capital stock of the Company consists of 90,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001. All outstanding shares of common stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. Holders of the common stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Holders of common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The common stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company’s certificate of incorporation provides that no director shall have personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  The Company’s certificate of incorporation and bylaws permit the Company to indemnify the Company’s directors and officers to the fullest extent of the DGCL. In addition, we have purchased insurance pursuant to which our directors and officers are insured against liability that they may incur in their capacity as such.

Item 8.	Exhibits.

See Index to Exhibits, attached hereto.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

Item 9.	Undertakings. - continued

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas on November 8, 2011.

LAREDO OIL, INC.

By:	/s/ Bradley E. Sparks
Bradley E. Sparks
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

The undersigned directors and officers of Laredo Oil, Inc. do hereby constitute and appoint Mark See and Bradley E. Sparks and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him, and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities on November 8, 2011:

Name	Title

/s/ Mark See *	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Mark See

/s/ Bradley E. Sparks	Chief Financial Officer and Treasurer and Director (Principal Financial and Principal Accounting Officer)
Bradley E. Sparks

/s/ Clayton Van Levy *	Director
Clayton Van Levy

/s/ Donald Beckham *	Director
Donald Beckham

* By: /s/ Bradley E. Sparks
Bradley E. Sparks
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
*4.1	Laredo Oil, Inc. 2011 Equity Incentive Plan

*4.2	Form of Laredo Oil, Inc. 2011 Equity Incentive Plan Stock Option Award Certificate

*4.3	Form of Laredo Oil, Inc. 2011 Equity Incentive Plan Restricted Stock Award Certificate

*5.1	Opinion of DuBois, Bryant & Campbell LLP

*23.1	Consent of DuBois, Bryant & Campbell LLP (included in Exhibit 5.1 filed herewith)

*23.2	Consent of Kyle L. Tingle, CPA, LLC

*24.1	Powers of Attorney (included on signature page)

*Filed herewith.